Exhibit 5

November [•], 2014

ServisFirst Bancshares, Inc.

850 Shades Creek Parkway

Birmingham, Alabama 35209

Ladies and Gentlemen:

We have acted as counsel to ServisFirst Bancshares, Inc., a Delaware corporation (“Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-4 (Registration No. 333-[•]), as initially filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), on November [•], 2014 (and, as thereafter amended, the “Registration Statement”), relating to the registration of the offering for sale of an aggregate amount of up to 636,720 shares (“Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of October 20, 2014, by and among the Company, ServisFirst Bank, Metro Bancshares, Inc., and Metro Bank (the “Merger Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (c) the Bylaws of the Company, as amended to date and currently in effect; (d) the Merger Agreement and (e) certain resolutions of the Board of Directors of the Company relating to the transactions described in the Registration Statement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

One Federal Place 1819 Fifth Avenue North Birmingham, AL 35203-2119 PHONE:205.521.8000 FAX:205.521.8800 BABC.COM

ServisFirst Bancshares, Inc.
November [•], 2014

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued and paid for under the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,